Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: July 24, 2014

For Release:     Immediately
Refer to:     (317) 276-5795 - Mark Taylor (Media)
        (317) 655-6874 - Philip Johnson (Investors)

Lilly Reports Second-Quarter 2014 Results

•	Second-quarter 2014 revenue declined 17 percent driven by the impact of U.S. patent expirations for Cymbalta and Evista, partially offset by volume growth in several other products.

•	Expense management initiatives resulted in 11 percent OPEX reduction, partially offsetting revenue declines.

•	Second-quarter 2014 earnings per share were $0.68 on both a reported and non-GAAP basis.

•	New oncology research collaboration with Immunocore in third quarter causes 2014 reported EPS guidance range to be revised to $2.67 to $2.75; non-GAAP EPS guidance range confirmed at $2.72 to $2.80.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the second quarter of 2014.

$ in millions, except per share data	Second Quarter		%
	2014	2013	Change
Total Revenue - Reported	$4,935.6	$5,929.7	(17)%
Net Income - Reported	733.5	1,206.2	(39)%
EPS - Reported	0.68	1.11	(39)%

Net Income - non-GAAP	733.5	1,254.9	(42)%
EPS - non-GAAP	0.68	1.16	(41)%

Certain financial information for 2014 and 2013 are presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The non-GAAP measures are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2014 financial guidance is also being provided on both a reported and a non-GAAP basis.

“Lilly’s second-quarter results reflect a substantial decline in revenue and earnings resulting from recent patent expirations. At the same time, new product approvals and impending launches give us great confidence that Lilly is poised for growth in the years ahead," said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “We have stayed the course with our innovation-based strategy, replenishing and advancing our pipeline. We remain firm in our commitment to sustain and accelerate a flow of important new medicines that make life better for people around the world.”

Key Events Over the Last Three Months

•
The company launched CyramzaTM in the U.S. as a single-agent treatment for patients with advanced or metastatic gastric cancer or gastroesophageal junction (GEJ) adenocarcinoma with disease progression on or after prior fluoropyrimidine- or platinum-containing chemotherapy.

•
The company and its partner, Boehringer Ingelheim, announced that the European Commission granted marketing authorization for Jardiance® (empagliflozin) tablets for the treatment of type 2 diabetes mellitus to improve glycemic control in adults. The companies anticipate launch of the product in European countries to begin in the third quarter of 2014.

•
The company and its partner, Boehringer Ingelheim, announced the Class 1 resubmission (two month review period) of a New Drug Application for empagliflozin for the treatment of adults with type 2 diabetes to the U.S. Food and Drug Administration (FDA).

•
The Committee for Medicinal Products for Human Use (CHMP) issued a positive opinion recommending approval for the investigational compound LY2963016, a new insulin glargine product from the company and its partner, Boehringer Ingelheim, for the treatment of type 1 and type 2 diabetes.

•
The company announced positive top-line results of three completed Phase III clinical trials in patients with type 2 diabetes for basal insulin peglispro (BIL), which is being studied as a once-daily treatment for both type 1 and type 2 diabetes.

•
The company announced that the Phase III REACH trial of Cyramza in patients with hepatocellular carcinoma, also known as liver cancer, did not meet its primary endpoint; overall survival favored the Cyramza arm but was not statistically significant. Encouraging single-agent Cyramza activity was observed, with meaningful improvements in key secondary endpoints of progression-free survival, overall response rate and time to progression.

•
The company submitted a Supplemental Biologics License Application to the FDA based upon the Cyramza RAINBOW results for use of Cyramza in combination with paclitaxel in second-line gastric cancer. In the European Union, the RAINBOW data was incorporated into the already-filed Cyramza regulatory submission that was initially based upon the results of REGARD, the monotherapy second-line gastric cancer trial.

•
The company completed the acquisition of Lohmann Animal Health effective April 30, 2014. In addition, the company reached an agreement, subject to certain closing conditions, to sell Lohmann’s feed additives business to a Lohmann management-led group. This feed additives business is considered to be non-strategic to Lilly’s Elanco animal health unit.

•
The English High Court determined that the vitamin dosage regimen patents for Alimta® (pemetrexed) in the U.K., France, Italy and Spain would not be infringed by a generic competitor that has stated an intent to market certain alternative salt forms of pemetrexed in those countries upon expiry of the Alimta compound patents in 2015. Lilly has appealed the ruling to the Court of Appeal.

•
A labor court in Sao Paulo, Brazil, ruled against the company's local subsidiary, Eli Lilly do Brasil, in a case alleging some employees were exposed to hazardous materials in a manufacturing facility formerly operated by the company. However, the alleged contaminants - benzene and heavy metals - were never used in the facility. The judge estimated the financial impact of the court’s order to be approximately $450 million plus interest. The company strongly disagrees with the court's ruling, believes the decision is entirely without merit and has appealed the decision.

•
In July, the company announced a co-discovery and co-development collaboration with Immunocore Limited to research and potentially develop novel T cell-based cancer therapies. As a result of this transaction, the company expects to incur an in-process research and development charge of $45.0 million (pre-tax), or approximately $0.03 per share (after-tax) in the third quarter of 2014.

Second-Quarter Reported Results
In the second quarter of 2014, worldwide total revenue was $4.936 billion, a decrease of 17 percent compared with the second quarter of 2013. The revenue decrease was due to a 17 percent decline in volume; the impact of changes in price and foreign exchange rates on worldwide revenue was negligible. The decrease in worldwide volume was driven by the loss of U.S. patent exclusivity for Cymbalta®, and to a lesser extent Evista®, partially offset by volume gains for several other products. Total revenue in the U.S. decreased 30 percent to $2.380 billion, driven by lower demand for Cymbalta and Evista following their patent expiration. Total revenue outside the U.S. increased 1 percent to $2.556 billion, driven by higher volume, including the impact of the acquisition of Lohmann Animal Health in the second quarter of 2014, partially offset by lower prices.

Gross margin decreased 21 percent to $3.746 billion in the second quarter of 2014, driven by lower sales of Cymbalta due to the loss of U.S. patent exclusivity. Gross margin as a percent of total revenue was 75.9 percent, a decrease of 4.4 percentage points compared with the second quarter of 2013. The decrease in gross margin percent was primarily due to lower sales of Cymbalta and Evista following U.S. patent expirations.

Total operating expense in the second quarter of 2014, defined as the sum of research and development, marketing, selling and administrative expenses, was $2.859 billion, a decrease of 11 percent compared with the second quarter of 2013. Marketing, selling and administrative expenses decreased 11 percent to $1.664 billion, due primarily to the reduction in U.S. sales and marketing activities for Cymbalta and Evista as well as ongoing cost containment efforts. Research and development expenses decreased 10 percent to $1.195 billion, or 24.2 percent of total revenue, driven primarily by lower late-stage clinical development costs.

In the second quarter of 2013, the company recognized asset impairment, restructuring and other special charges of $63.5 million, primarily related to costs associated with the decision to close a packaging and distribution facility in Germany.

Operating income in the second quarter of 2014 was $886.6 million, a decrease of 41 percent compared to the second quarter of 2013, driven by lower gross margin, partially offset by lower operating expenses.

Other income (expense) was income of $53.8 million in the second quarter of 2014, compared with income of $11.9 million in the second quarter of 2013.

The effective tax rate was 22.0 percent in the second quarter of 2014, compared with 20.4 percent in the second quarter of 2013. The effective tax rate for the second quarter of 2014 includes the negative impact of the expiration of the R&D tax credit in the U.S. at the end of 2013.

In the second quarter of 2014, net income and earnings per share decreased 39 percent to $733.5 million and $0.68, respectively, compared with second-quarter 2013 net income of $1.206 billion and earnings per share of $1.11. The decreases in net income and earnings per share were driven primarily by lower operating income.

Second-Quarter 2014 non-GAAP Measures
There were no non-GAAP adjustments in the second quarter of 2014; however, comparisons are affected by non-GAAP adjustments in the second quarter of 2013. Second-quarter 2014 operating income decreased $679.9 million, or 43 percent, to $886.6 million, driven by lower gross margin, partially offset by lower operating expenses. The effective tax rate increased to 22.0 percent, compared with 20.5 percent in the second quarter of 2013. Net income decreased 42 percent and earnings per share decreased 41 percent to $733.5 million and $0.68, respectively, compared with $1.255 billion and $1.16 during the second quarter of 2013.

Non-GAAP measures exclude items totaling $0.04 per share of expense in the second quarter of 2013. For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Second Quarter
	2014	2013	% Change
Earnings per share (reported)	$0.68	$1.11	(39)%
Asset impairment, restructuring and other special charges	0.04
Earnings per share (non-GAAP)	$		$(41)%

Numbers do not add due to rounding

Year-to-Date Results
For the first six months of 2014, worldwide total revenue was $9.619 billion, a decrease of 17 percent compared with the same period in 2013. Reported net income and earnings per share were $1.461 billion and $1.36, respectively. Net income and earnings per share, on a non-GAAP basis, were $1.483 billion and $1.38, respectively.

Non-GAAP measures exclude items totaling $0.02 per share of expense for the first six months of 2014 and $0.23 per share of income for the first six months of 2013. For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Year-to-date
	2014	2013	% Change
Earnings per share (reported)	$1.36	$2.53	(46)%
Asset impairment, restructuring and other special charges	.02	.06
Income related to the termination of the exenatide collaboration with Amylin	0	-.29)
Earnings per share (non-GAAP)	$		$(40)%

Revenue Highlights
(Dollars in millions)	Second Quarter		% Change Over/(Under)	Year-to-Date		% Change Over/(Under)
	2014	2013	2013	2014	2013	2013
Alimta	$711.6	$669.4	6%	$1,343.6	$1,286.3	4%
Humalog®	700.1	628.6	11%	1,350.1	1,261.3	7%
Cialis®	567.8	529.4	7%	1,100.2	1,044.4	5%
Cymbalta	401.3	1,497.2	(73)%	879.5	2,825.4	(69)%
Humulin®	352.4	327.5	8%	668.6	639.4	5%
Forteo®	308.6	296.9	4%	608.9	578.4	5%
Zyprexa®	243.8	283.2	(14)%	526.9	568.0	(7)%
Strattera®	197.4	168.3	17%	351.8	335.0	5%
Effient®	133.6	137.4	(3)%	252.9	253.2	(0)%
Evista	108.3	278.7	(61)%	258.3	519.2	(50)%
Animal Health	601.2	543.5	11%	1,128.6	1,042.4	8%
Total Revenue	$4,935.6	$5,929.7	(17)%	$9,618.7	$11,531.7	(17)%

Alimta
For the second quarter of 2014, Alimta generated sales of $711.6 million, an increase of 6 percent compared with the second quarter of 2013. U.S. sales of Alimta increased 5 percent, to $321.0 million, driven by wholesaler buying patterns and, to a lesser extent, higher prices. Sales outside the U.S. increased 7 percent, to $390.6 million, driven by increased volume and, to a lesser extent, the favorable impact of foreign exchange rates.

Humalog
For the second quarter of 2014, worldwide Humalog sales increased 11 percent, to $700.1 million. Sales in the U.S. increased 17 percent to $413.1 million, driven by increased demand. Sales outside the U.S. increased 4 percent to $287.0 million, driven primarily by increased volume and higher prices.

Cialis
Cialis sales for the second quarter of 2014 increased 7 percent to $567.8 million. U.S. sales of Cialis were $266.7 million in the second quarter, a 24 percent increase compared with the second quarter of 2013, driven primarily by higher prices. Sales of Cialis outside the U.S. decreased 4 percent, to $301.1 million, driven primarily by lower volume, partially offset by higher prices.

Cymbalta

For the second quarter of 2014, Cymbalta generated $401.3 million in revenue, a decrease of 73 percent compared with the second quarter of 2013. U.S. sales of Cymbalta decreased 91 percent, to $112.3 million, due to the loss of U.S. patent exclusivity in December 2013. Sales of Cymbalta outside the U.S. were $289.0 million, an increase of 3 percent, driven by higher volume and the favorable impact of foreign exchange rates.

Humulin
Worldwide Humulin sales increased 8 percent in the second quarter of 2014, to $352.4 million. U.S. sales increased 15 percent to $181.7 million, driven by higher prices and, to a lesser extent, increased demand. Sales outside the U.S. increased 1 percent, to $170.7 million, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates and lower prices.

Forteo
Second-quarter 2014 sales of Forteo were $308.6 million, a 4 percent increase compared with the second quarter of 2013. U.S. sales of Forteo increased 10 percent to $127.9 million, driven by higher prices and, to a lesser extent, increased volume. Sales outside the U.S. were essentially flat at $180.7 million.

Zyprexa
In the second quarter of 2014, Zyprexa sales totaled $243.8 million, a decrease of 14 percent compared with the second quarter of 2013. U.S. sales of Zyprexa were $39.6 million. Zyprexa sales outside the U.S. decreased 23 percent, to $204.2 million, due to wholesaler buying patterns in Japan and, to a lesser extent, lower prices.

Strattera
During the second quarter of 2014, Strattera generated $197.4 million of sales, an increase of 17 percent compared with the second quarter of 2013. U.S. sales increased 26 percent to $129.5 million, driven primarily by higher net effective selling prices. Sales outside the U.S. increased 3 percent to $67.9 million, driven primarily by increased volume in Japan.

Effient
Effient sales were $133.6 million in the second quarter of 2014, a decrease of 3 percent compared with the second quarter of 2013. U.S. Effient sales decreased 3 percent to $100.3 million, driven by lower volume and lower net effective selling prices. Sales outside the U.S. decreased 1 percent to $33.3 million, driven by lower volume, partially offset by the favorable impact of foreign exchange rates.

Evista
Evista sales for the second quarter of 2014 decreased 61 percent to $108.3 million. U.S. sales of Evista decreased 72 percent to $55.0 million, due to the loss of U.S. patent exclusivity in March 2014. Sales outside the U.S. decreased 33 percent to $53.3 million, driven primarily by lower prices.

Animal Health
In the second quarter of 2014, worldwide animal health sales totaled $601.2 million, an increase of 11 percent compared with the second quarter of 2013, driven primarily by increased volume. The recently-completed Lohmann acquisition contributed 4 percentage points to worldwide animal health sales growth. U.S. animal health sales increased 3 percent, to $331.8 million. U.S. volume increases for food animal products were partially offset by volume declines for companion animal products. Animal health sales outside the U.S. were $269.4 million, a 21 percent increase, driven primarily by higher volume for food animal products. The company is also working to complete the acquisition of Novartis Animal Health by the end of the first quarter of 2015, which will help position Elanco to become the world’s second largest animal health company.

2014 Financial Guidance
The company has revised certain elements of its 2014 financial guidance. Full-year 2014 earnings per share are now expected to be in the range of $2.67 to $2.75 on a reported basis. On a non-GAAP basis, full-year 2014 earnings per share are still expected to be in the range of $2.72 to $2.80.

	2014 Expectations	2013 Results	% Change
Earnings per share (reported)	$2.67 to $2.75	$4.32	(38)% to (36)%
Asset impairment, restructuring and other special charges	.02	.08
Income related to termination of the exenatide collaboration with Amylin	0	(.29)
Acquired in-process research and development charge associated with Immunocore (2014) and CGRP antibody (2013)	.03	.03
Earnings per share (non-GAAP)	$2.72 to $2.80	$4.15	(34)% to (33)%

The company still anticipates 2014 revenue of between $19.4 billion and $20.0 billion. Patent expirations have driven a rapid and severe decline in U.S. Cymbalta and U.S. Evista sales. These revenue declines are expected to be partially offset by growth from a portfolio of other current products including Humalog, Trajenta®, Cialis, Forteo and Alimta, as well as the animal health business and new product launches. In addition, strong revenue growth is expected in China, while a weaker Japanese yen will dampen revenue growth in Japan.

The company still anticipates that gross margin as a percent of revenue will be approximately 73 percent in 2014.

Total operating expenses in 2014 are still expected to decrease substantially compared to 2013. Marketing, selling and administrative expenses are still expected in the range of $6.3 billion to $6.6 billion. Research and development expenses are still expected to be in the range of $4.4 billion to $4.7 billion.

Other income (expense) is still expected to be in a range between $100 million and $200 million of income in 2014, benefited by gains of $150 million to $200 million on the sale of equity investments acquired as part of past business development transactions.

The 2014 tax rate is still expected to be approximately 19 percent, assuming a full-year 2014 benefit of the R&D tax credit and other tax provisions up for extension. If these items are not extended, the 2014 tax rate would be approximately 2 percentage points higher.

The company still expects 2014 net income to be at least $2.9 billion and still expects operating cash flow to be at least $4.0 billion. Operating cash flows are still expected to be sufficient to pay the company’s dividend of approximately $2.1 billion, allow for capital expenditures that are now expected to be approximately $1.2 billion, and fund certain business development activity and share repurchases.

The company’s 2014 financial guidance assumes that the acquisition of Novartis Animal Health does not close during this calendar year. Should the acquisition close during 2014, the company will revise its 2014 financial guidance, if necessary.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the second-quarter 2014 financial results conference call through a link on Lilly's website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and voluntarism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized theft, destruction or disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the SEC; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

#    #    #

Alimta® (pemetrexed, Lilly)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
CyramzaTM (ramucirumab, Lilly)
Effient® (prasugrel, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Strattera® (atomoxetine hydrochloride, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

June 30, 2014            December 31, 2013
Worldwide Employees         39,235*             37,925
*Employment totals as of June 30, 2014 reflect approximately 735 additions from the acquisition of Lohmann Animal Health

Eli Lilly and Company
Operating Results (Unaudited) - REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	% Chg.	2014	2013	% Chg.

Total revenue	$4,935.6	$5,929.7	(17)%	$9,618.7	$11,531.7	(17)%

Cost of sales	1,189.7	1,165.2	2%	2,412.4	2,323.5	4%
Research and development	1,195.4	1,330.4	(10)%	2,304.7	2,678.5	(14)%
Marketing, selling and administrative	1,663.9	1,867.6	(11)%	3,148.8	3,519.6	(11)%
Asset impairment, restructuring and other special charges	0	63.5	NM	31.4	85.2	(63)%

Operating income	886.6	1,503.0	(41)%	1,721.4	2,924.9	(41)%

Net interest income (expense)	(1.9)	(10.6)		(5.3)	(27.3)
Other income - Special	0	0		0	495.4
Net other income (expense)	55.7	22.5		115.1	73.0
Other income (expense)	53.8	11.9	NM	109.8	541.1	(80)%

Income before income taxes	940.4	1,514.9	(38)%	1,831.2	3,466.0	(47)%
Income taxes	206.9	308.7	(33)%	369.8	711.8	(48)%

Net income	$733.5	$1,206.2	(39)%	$1,461.4	$2,754.2	(47)%

Earnings per share - diluted	$0.68	$1.11	(39)%	$1.36	$2.53	(46)%

Dividends paid per share	$0.49	$0.49	0%	$0.98	$0.98	0%
Weighted-average shares outstanding (thousands) - diluted	1,076,418	1,084,037		1,076,387	1,087,907

NM - not meaningful

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013

	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)

Total revenue	$4,935.6	$0	$4,935.6	$5,929.7	$0	$5,929.7

Cost of sales	1,189.7	0	1,189.7	1,165.2	0	1,165.2

Operating expenses(b)	2,859.3	0	2,859.3	3,198.0	0	3,198.0
Asset impairment, restructuring and other special charges(c)	0	0	0	63.5	-63.5)	0

Other income (expense)	53.8	0	53.8	11.9	0	11.9

Income taxes	206.9	0	206.9	308.7	14.8	323.5

Net income	$733.5	0	$733.5	$1,206.2	$48.7	$1,254.9
Earnings per share - diluted	$0.68	0	$0.68	$1.11	$0.04	$1.16

Numbers do not add due to rounding.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The items that are excluded when non-GAAP measures or expectations provided are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Operating expenses include research and development, marketing, selling and administrative expenses.

(c)
Certain GAAP reported measures have been adjusted to eliminate asset impairment, restructuring and other special charges. During the three months ended June 30, 2013, amounts totaling $63.5 million (pretax), or $0.04 per share (after-tax), of expense were eliminated primarily related to costs associated with the decision to close a packaging and distribution facility in Germany.

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013

	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)

Total revenue	$9,618.7	$0	$9,618.7	$11,531.7	$0	$11,531.7

Cost of sales	2,412.4	0	2,412.4	2,323.5	0	2,323.5

Operating expenses(b)	5,453.5	0	5,453.5	6,198.1	0	6,198.1
Asset impairment, restructuring and other special charges(c)	31.4	-31.4)	0	85.2	-85.2)	0

Other income (expense) (d)	109.8	0	109.8	541.1	-495.4)	45.7

Income taxes	369.8	9.4	379.2	711.8	-158.6)	553.2

Net income	$1,461.4	22.0	$1,483.4	$2,754.2	$(251.6)	$2,502.6

Earnings per share - diluted	$1.36	.02	$1.38	$2.53	$(.23)	$2.30

Numbers do not add due to rounding

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The items that are excluded when non-GAAP measures or expectations provided are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Operating expenses include research and development, marketing, selling and administrative expenses.

(c)
Certain GAAP reported measures have been adjusted to eliminate asset impairment, restructuring and other special charges. During the six months ended June 30, 2014, amounts totaling $31.4 million (pretax), or $0.02 per share (after-tax), of expense were eliminated primarily related to costs associated with restructuring to reduce the company’s cost structure. During the six months ended June 30, 2013, amounts totaling $85.2 million (pretax), or $0.06 per share (after-tax), of expense were eliminated primarily related to costs associated with the decision to close a packaging and distribution facility in Germany as well as severance costs for actions taken to reduce the company’s cost structure.

(d)
Certain GAAP reported measures have been adjusted to eliminate a portion of other income (expense). During the six months ended June 30, 2013, amounts totaling $495.4 million (pretax), or $0.29 per share (after-tax), of income were eliminated related to termination of the exenatide collaboration with Amylin.